Stillwater Mining Reports Earnings of $40.7 Million for the Third Quarter

BILLINGS, MT -- (Marketwire - October 28, 2011) - STILLWATER MINING COMPANY (NYSE: SWC) (TSX: SWC.U)

  Third-quarter 2011 net income of $40.7 million or $0.37 per diluted share; up substantially from 2010 third-quarter earnings of $5.9 million or $0.06 per diluted share
  Strong prices for palladium and platinum during the third quarter
  Mined palladium and platinum production of 130,000 ounces was ahead of plan
  Recycling ounces processed increased more than 70% over the third quarter of 2010 to 133,500 ounces of palladium, platinum and rhodium
  Company to review timing and scale of project spending in light of recent financial markets

Stillwater Mining Company today reported net income for the 2011 third quarter of $40.7 million or $0.37 per diluted share, on revenues of $253.7 million. This compares to third quarter 2010 net income of $5.9 million, or $0.06 per diluted share, on revenues of $142.9 million.

For the first nine months of 2011, Stillwater reported record net income of $119.6 million, or $1.10 per fully diluted share, on revenues of $646.3 million, more than three-and-a-half times higher than net income of $33.8 million, or $0.34 per diluted share, on revenues of $411.2 million, in the same period in 2010.

The Company mines palladium and platinum from two underground mines located in south-central Montana. The mines produced a total of 130,000 ounces of palladium and platinum during the third quarter of 2011, a 6.2% increase from the 122,400 ounces produced during the third quarter of 2010. Production at the Company's Stillwater Mine increased to 96,800 ounces in the third quarter of 2011, compared to 89,600 ounces in the same quarter of 2010. Production at the Company's East Boulder Mine was 33,200 ounces in the third quarter of 2011, slightly more than the 32,800 ounces in the same quarter of 2010. Improved ore grades in the lower off-shaft area, good mining productivities and the contribution of higher grades in the east area of the Stillwater Mine drove the higher production for the 2011 third quarter.

Reflecting on the Company's third-quarter results, Francis R. McAllister, Stillwater Chairman and CEO, commented, "I am pleased to be able to report a stellar quarter of earnings. The Company's outstanding third quarter performance adds to the record earnings results we reported for the first two quarters of this year. Our teams continue to perform well across the board and I appreciate their outstanding efforts.

"We are extremely pleased with mine production results for the third quarter and the first nine months of the year, which exceeded our expectations. As we discussed last quarter, after achieving very strong production during the first half of the year, we planned to shift some resources out of ore production and into mine development in order to sustain the developed state of the two mines. We made those adjustments during the third quarter as planned and intend to continue them during the fourth quarter of this year. After reviewing year-to-date mine production and our plans for the fourth quarter, we decided to maintain our palladium and platinum production guidance at 515,000 mined ounces for the year.

"The Company realized strong PGM prices during the third quarter of 2011, which certainly contributed to our excellent earnings performance. However, as the third quarter progressed, market prices for these metals declined amid investor concerns about the financial turmoil in Europe and the overall condition of the world economy. At current PGM prices (New York) of about $670 per ounce for palladium and $1,641 per ounce for platinum, we believe the Company's available liquidity and continuing cash flow from operations will be adequate to support current operations. However, when PGM prices decline significantly, prudent management requires that we reassess our business plans in order to manage through the downturn in the cycle. We obviously have several capital intensive projects in our development pipeline. Until we are able to put firm financing in place for these projects, we have sought to retain significant discretion within our capital spending plan to reallocate resources and, to a reasonable extent, adjust the timing of spending as needed depending on metals prices and the Company's available cash flow. As we have discussed, we will continue to be opportunistic as we evaluate outside financing alternatives to strengthen our financial position and provide funding for longer-term capital needs.

"Along with the exceptional operational performance during the quarter, we continued to make progress with the Blitz and Graham Creek development projects adjacent to our existing operations in Montana. The Company is awaiting delivery of a refurbished tunnel boring machine to facilitate the Blitz project, which is located just to the east of our existing Stillwater Mine. The Blitz project will be carried out over several years and ultimately will extend underground access out to about 26,000 feet east of the existing Stillwater shaft. We expect to take delivery of the TBM in February of next year and have it available for operation by May 2012. Our other Montana initiative, the Graham Creek project, is designed to advance another 7,000 feet, (in addition to the 1,200 feet developed during 2011) toward the west from the present East Boulder Mine infrastructure using an existing TBM that is already operating there. We currently estimate that the Graham Creek TBM drive could be completed as soon as the first half of 2013, to be followed by an intensive multi-year drilling program intended to more fully define the Graham Creek resource.

"On October 4, 2011, we completed our acquisition of Peregrine Metals Ltd., a Canadian mining company with attractive exploration prospects in South America. Consideration paid for this acquisition included 12.0 million shares of Stillwater common stock and net cash of $165.7 million. Peregrine's principal asset is the Altar project, a major undeveloped copper-gold porphyry located on a large exploration tract in the San Juan province of Argentina. The Peregrine acquisition, along with the Marathon PGM acquisition completed last year, represent significant diversification measures for Stillwater, expanding well beyond the Company's current PGM operations along the J-M Reef in Montana. These acquisitions are the result of efforts over several years to identify appropriate diversification opportunities that will broaden our economic profile, mitigate our exposure to cycles in PGM prices and provide a platform for future growth. We anticipate spending approximately $8 million on Altar exploration drilling during the fourth quarter as part of a total $20 to $25 million exploration program in this year's November 2011 to May 2012 drilling season.

"We also continue to make progress at our Marathon PGM-copper project in Ontario, Canada. This project is currently in the environmental assessment phase, with detailed engineering scheduled to begin in November 2011. In August the joint federal and provincial panel responsible for reviewing the Marathon project issued extensive guidelines for preparing the formal environmental assessment of the project. We have made considerable progress on the environmental and permitting requirements needed to complete the environmental assessment and subsequent operating permit processes, as well as establishing general arrangements for project infrastructure. We are scheduled to complete and submit the environmental assessment for consideration by the review panel in March 2012. Separately, we also have completed additional delineation drilling at Marathon in order to optimize design of the pit configurations and ensure proper placement of the tailings facility. Exploration drilling also is under way on various other Company properties in the area, with the goal of expanding the existing resource. Our preliminary estimate of the cost to construct the mine has increased and is now projected in the range of $550 million to $650 million, with increased tailings disposal infrastructure needed to meet the Company's standards and regulatory requirements comprising a large part of the higher cost. Project economics still appear very robust even at this higher level of capital spending.

"Late last week we reported on two separate occurrences of smoke in the Stillwater Mine that each resulted in the mine being evacuated. No one was injured in these incidents. Upon investigation, the smoke was created as a result of premature failure of turbo chargers potentially caused by unburned carbon building up within the diesel particulate traps on the affected machines. Once we recognized the cause of the problem, we took our underground diesel equipment at both mines out of service in order to inspect for similar problems. As these inspections have been completed, the equipment has been placed back into operation. The Federal Mine Safety and Health Administration also has conducted an investigation of the incidents. While we clearly have seen lower mine production over the past few days as a result of all this, we have not adjusted our 2011 annual production guidance of 515,000 palladium and platinum ounces. This extensive inspection program has required a lot of dedicated effort over the past few days, and I appreciate all the hard work our employees have put into resolving this issue."

Concluding his remarks, Mr. McAllister added, "Despite the decline in PGM prices that we have experienced recently, we continue to believe in the favorable underlying supply and demand fundamentals for PGMs. Mine output of palladium and platinum worldwide remains constrained, even in the face of strong continuing growth in demand for these metals from the auto industry. With respect to our ongoing capital expenditures and the need to finance our various expansion and development projects, in light of the recent turbulence in the financial markets, we are reviewing these spending requirements and expect to prioritize the needs for capital. At recent PGM prices, we do not believe the Company will have adequate cash resources to fund all the anticipated project spending if we are not able to arrange some form of external financing. We believe it prudent to carefully review these commitments and address time frames for development in light of the financial markets and the likely increased cost of funds."

Combined sales realizations continued to improve during the third quarter of 2011 for mined palladium and platinum ounces, with our "market basket" price averaging $988 per ounce, significantly higher than the $687 per ounce realized in the third quarter of 2010. The total quantity of mined palladium and platinum sold increased to 137,800 ounces in the third quarter of 2011, compared to 120,500 ounces sold during the same period in 2010, reflecting the increased 2011 production at the Stillwater Mine. The difference between the 130,000 mined ounces produced during the third quarter and the 137,800 mined ounces sold is due to normal timing fluctuations for final processing.

Total cash costs (a non-GAAP measure defined below) averaged $439 per ounce in the third quarter of 2011, compared to total cash costs of $402 per ounce for the same period in 2010. The Stillwater Mine's total cash costs averaged $411 per ounce in the third quarter of 2011, compared to $374 per ounce in the third quarter of 2010. This increase is primarily attributable to higher royalties and ad valorem taxes associated with increased PGM prices, as well as to the higher costs of mining in the east area of the mine. The East Boulder Mine costs averaged $520 per ounce during the third quarter of 2011, compared to $480 per ounce during the third quarter of 2010. The major driver of this increase was higher royalties and taxes during the quarter. Total cash costs for the first three quarters of 2011 averaged $419 per ounce compared to $386 per ounce for the same period in 2010. The Company is maintaining its total cash cost guidance of $430 per mined ounce for the full year 2011.

The Company's smelting and refining complex in Columbus, Montana processes mine concentrates and recycles spent catalyst material received from third parties. A portion of the recycling material is purchased for the Company's own account and the balance is toll processed on behalf of others and returned. In total, the Company processed recycling material containing 133,500 ounces of platinum, palladium and rhodium through the smelter and refinery during the third quarter of 2011, up over 70% from the 78,500 ounces recycled during the third quarter of 2010. The higher volume in 2011 is the result of higher PGM prices which increase the financial incentive to collect material for recycling, as well as reflecting the new business attracted by the efficiency of the Company's redesigned processing facilities. The recycling segment had net income for the 2011 third quarter of $4.4 million (including financing income), up from net income of $3.1 million in the third quarter of 2010. Higher combined average realizations and higher sales volumes in the quarter were offset in part by increased costs as a result of modifications to supplier contracts that allow the Company to remain competitive in the recycling business.

Cash Flow and Liquidity

At September 30, 2011, the Company's available cash and cash equivalents (excluding $35.1 million of restricted cash) totaled $172.2 million, up significantly from the $105.0 million available at June 30, 2011. Including the Company's available-for-sale investments, total available cash and investments at September 30, 2011, was $261.9 million, up from the $254.9 million at June 30, 2011 and up $53.5 million, from $208.4 million at the end of last year. Net working capital -- comprised of total current assets including available cash and investments, less current liabilities -- increased during the third quarter of 2011 to $407.0 million, up from $376.5 million at June 30, 2011, and from $291.2 million at December 31, 2010. Reflecting higher PGM prices and increased recycling volumes, total value in inventory associated with the Company's recycling business was $102.9 million at September 30, 2011, up from $31.7 million at the same time last year.

Net cash provided by operating activities (which includes changes in working capital) totaled $35.2 million in this year's third quarter, compared to $44.5 million of cash provided by operations in the third quarter of 2010. The decrease in cash from operations in the 2011 third quarter mostly reflects the substantial growth in recycling inventories during 2011, reflecting both the growth in volumes processed and higher PGM prices. Capital expenditures were $30.8 million (of which $2.8 million was included in payables at September 30, 2011) in the third quarter of 2011, up from $10.9 million in the third quarter of 2010.

With its ongoing mining operations, the expansion projects of Blitz and Graham Creek, the desire to proceed with the Marathon and Altar projects, and the likely need to refinance its convertible debt in 2013, the Company expected to utilize a combination of its internal cash being generated and external funds raised in the capital markets to satisfy its capital needs. In view of the recent financial markets, the Company is reviewing its capital and spending requirements and prioritizing its capital needs. In the absence of external financing, the Company does not believe that it will have sufficient cash available to fund all its budgeted projects. The Company's ability to access the capital markets (taking into account the inherent costs associated therewith) or otherwise entertain a joint venture partner on satisfactory terms will heavily influence the timing and development of projects. The Company emphasizes that no decisions have been made but management believes it prudent to carefully review its commitments and address time frames for development in light of the financial markets and the likely increased costs of funds. Management expects to reassess development and capital spending from time to time in any case, monitoring the effect on the Company's available liquidity of changes in metal prices, financing costs and the cost of mining.

Outstanding debt at September 30, 2011, was $196.0 million, essentially unchanged from June 30, 2011, and December 31, 2010. The Company's total debt includes $166.5 million outstanding in the form of debentures due in 2028 (with a date of first call in March 2013) and $29.5 million of Exempt Facility Revenue Bonds due in 2020.

Third Quarter Results - Details

For the third quarter of 2011, the Company's mine production was 130,000 PGM ounces including 96,800 ounces from the Stillwater Mine and 33,200 ounces from the East Boulder Mine. For the comparable quarter of 2010, the mines produced 122,400 ounces including 89,600 ounces at the Stillwater Mine and 32,800 ounces at the East Boulder Mine. The sharp increase in production at the Stillwater Mine was primarily attributable to additional tons mined, higher ore grades in the lower off-shaft area and contributions from higher grade ore in the east area of the mine.

Ounces sold from mine production totaled 137,800 ounces in the third quarter of 2011 at an overall average realization of $988 per ounce, up from 120,500 ounces at $687 per ounce in the third quarter of 2010. Mine revenues increased to $145.0 million in the 2011 third quarter from $88.2 million in the same quarter of 2010. The higher 2011 mine revenues resulted from higher volumes of mined ounces sold at significantly higher PGM prices. The Company's average realization on palladium sales from mine production was $772 per ounce in the 2011 third quarter, compared to $471 per ounce for the same period in 2010. The Company's average net realization on platinum was $1,784 per ounce in the third quarter of 2011 and $1,448 per ounce in the 2010 third quarter. The strong PGM prices during the third quarter began to decline late in the period amid world economic concerns. The London Bullion Metals Association afternoon posted prices per ounce for palladium and platinum were $614 and $1,511, respectively, on September 30, 2011, and $573 and $1,662, respectively, on September 30, 2010.

In its recycling activities, the Company processes material purchased from third parties for its own account and toll material that is processed on behalf of others for a fee, normally recovering platinum, palladium and rhodium. During the third quarter of 2011, the Company processed 133,500 total ounces of PGMs from recycled catalytic materials, including both purchased and tolled material. By comparison, in the third quarter of 2010, the Company processed 78,500 ounces of recycled material. The Company delivered for sale a total of 86,700 ounces of platinum, palladium and rhodium from recycled inventories during the third quarter of 2011 at an overall average price of $1,230 per ounce; for the third quarter of 2010, the Company sold 48,900 recycled ounces at an average realization of $1,099 per ounce. The increased level of activity in the third quarter of 2011 reflected a much higher level of PGM recycling activity worldwide as a result of higher metals prices.

Total revenues for the third quarter of 2011 were $253.7 million, up 77.5% from the $142.9 million recorded in the third quarter of 2010. Proceeds from sales of mined PGMs and by-products totaled $145.0 million in the third quarter of 2011, 64.4% higher than the $88.2 million in the same quarter of 2010, again resulting from higher volumes of mined ounces sold and higher PGM prices in the third quarter of 2011. Recycling revenues increased to $107.5 million from $54.7 million in last year's third quarter. Costs of metals sold (before depreciation and amortization expense) increased to $175.5 million in the third quarter of 2011 from $109.9 million in the third quarter of 2010. Mining costs included in costs of metals sold increased to $71.0 million in the third quarter of 2011 from $58.2 million in the third quarter of 2010. Recycling costs, which primarily reflect the cost of acquiring spent catalytic materials for processing, increased to $103.3 million in the third quarter of 2011, compared to the $51.7 million reported in the third quarter of 2010. The increase was due to higher recycling volumes processed and sold and the higher value of the materials acquired for processing.

Depreciation and amortization expense decreased to $15.6 million in the 2011 third quarter from $18.1 million in the same period of 2010. The decrease is attributable to lower amortization rates per ton in the third quarter of 2011.

General and administrative ("G&A") costs, including marketing, research and development and exploration expenses, increased to $18.3 million in the third quarter of 2011 from $8.4 million in the same period of 2010. Included in G&A costs for the third quarter of 2011 were $4.3 million in marketing expenses, $0.5 million related to research and development efforts, $0.3 million in exploration expenses, $0.2 million of overhead expenses at the Marathon project, $4.7 million in expenses associated with financing options and $1.3 million of acquisition costs related to Peregrine Metals Ltd. Reported net income for the third quarter of 2011 of $40.7 million included, by business segment, net income of $58.6 million from mining operations and $4.4 million from recycling activities (including financing income), less corporate costs including $18.3 million of G&A expense, $2.8 million income tax provision and $1.2 million of unallocated net interest expense.

The reported net income of $5.9 million for the third quarter of 2010 included, by business segment, a net income of $12.0 million from mining operations and $3.1 million from recycling activities, less corporate costs including $9.2 million of G&A expense.

First Nine Months' Results - Details

In the first nine months of 2011, the Company's mining operations produced 403,800 PGM ounces including 304,200 ounces from the Stillwater Mine and 99,600 ounces from the East Boulder Mine. For the comparable period in 2010, total mine production of 364,000 ounces included Stillwater Mine production of 265,100 ounces and East Boulder Mine production of 98,900 ounces. Production at the Stillwater Mine has increased due to additional tons mined and higher ore grades in the lower off-shaft area and contributions from the east areas of the mine.

Sales of palladium and platinum from mine production totaled 389,500 ounces in the first nine months of 2011 at an overall average realization of $981 per ounce; the same period in 2010 sales of mine production totaled 372,300 ounces at $683 per ounce. The Company's average realization to date in 2011 on palladium sales from mine production was $769 per ounce, compared to $456 per ounce in the same period of 2010. The comparable average realization on platinum sales of mine production was $1,778 per ounce for the first nine months of 2011 and $1,465 per ounce in the first nine months of 2010.

During the first nine months of 2011, the Company processed about 374,300 ounces of PGMs from recycled catalytic materials, including both purchased catalyst and toll material processed on behalf of others for a fee. By comparison, in the first nine months of 2010, the Company processed about 297,000 ounces of recycled material. Of the purchased catalyst processed, the Company sold a total of 190,700 ounces of platinum, palladium and rhodium during the first nine months of 2011 at an overall average price of about $1,232 per ounce; for the first nine months of 2010, the Company sold about 121,600 recycled ounces at an average realization of $1,042 per ounce.

Revenues for the first nine months of 2011 totaled $646.3 million, up 57.2% from $411.2 million in the first nine months of 2010. Revenues from sales of mined PGMs totaled $406.7 million in the first nine months of 2011, up from $276.0 million in the same period of 2010. Recycling revenues increased to $238.4 million from $130.6 million in the first nine months of 2010. Higher total revenue in 2011 was a result of both higher sales volumes and higher PGM prices. Sales of purchased metals in the first nine months of 2011 totaled $1.1 million, in the same period of 2010 sales of purchased metals totaled $4.6 million.

Costs of metals sold (before depreciation and amortization expense) increased to $425.5 million in the first nine months of 2011, up from $297.6 million in the same period of 2010. Mining costs included in costs of metals sold increased to $196.4 million in the first nine months of 2011 up from $171.0 million in the same period of 2010. Recycling costs, largely comprised of the cost to purchase spent catalytic materials for processing, totaled $228.0 million in the first nine months of 2011, up from $121.9 million in the first nine months of 2010. The increase in cost was attributable to the higher value of the contained metals in the material purchased for recycling and the higher volumes purchased. The costs for the first nine months included purchases of PGM ounces for resale, for 2011 these costs were $1.1 million and $4.6 million for the same period in 2010.

Depreciation and amortization expense decreased to $47.4 million in the first nine months of 2011 compared to $53.2 million in the same period of 2010. The decrease is attributable to lower amortization rates per ton in 2011.

General and administrative costs (G&A), including marketing, research and development and exploration expenses, totaled $39.4 million for the first nine months of 2011 and $23.4 million in the same period of 2010. Included in G&A costs for the first nine months of 2011 were $8.0 million in marketing expenses, $1.6 million related to research and development efforts, $1.5 million of expenses related to the Marathon project, $4.7 million in expenses associated with financing options, $1.3 million of acquisition costs related to Peregrine Metals Ltd. and $0.4 million in exploration expense.

The Company's reported net income of $119.6 million for the first nine months of 2011 included, by business segment, net income of $164.0 million from mining operations and $10.7 million from recycling activities, less corporate costs including $39.4 million of G&A expense, a $12.6 million income tax provision and $3.6 million of unallocated net interest expense.

The Company's reported net income of $33.8 million for the first nine months of 2010 included, by business segment, net income of $52.1 million from mining operations and $9.4 million from recycling activities, less corporate costs including $27.7 million of G&A expense.

Stillwater Mining Company has scheduled its 2011 third quarter results conference call at 10:00 a.m. Mountain Daylight Time (12:00 p.m. Eastern Daylight Time) on October 28, 2011. Dial-in numbers:

United States: (800) 230-1092
International: (612) 234-9960

The conference call will also be simultaneously webcast on the Company's Web site at www.stillwatermining.com in the Investor Relations section.

A telephone replay of the conference call will be available for one week following the event. The replay dial-in numbers are (800) 475-6701 (U.S.) and (320) 365-3844 (International), access code 220977. In addition, the call transcript will be archived in the Investor Relations section of the Company's Web site.

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC and on the Toronto Stock Exchange under the symbol SWC.U. Information on Stillwater Mining Company can be found at its Web site: www.stillwatermining.com.

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates," "forecast," "guidance," or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation, labor matters and the palladium and platinum market. Additional information regarding factors, which could cause results to differ materially from management's expectations, is found in the section entitled "Risk Factors" in the Company's 2010 Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

Financial Statements and Key Factors Tables

Stillwater Mining Company
Consolidated Statements of Operations and Comprehensive Income
(Unaudited)
(in thousands, except per share data)

                                  Three Months Ended     Nine Months ended
                                     September 30,         September 30,
                                 --------------------  --------------------
                                    2011       2010       2011       2010
                                 ---------  ---------  ---------  ---------

Revenues

  Mine production                $ 145,033  $  88,222  $ 406,746  $ 275,991
  PGM recycling                    107,477     54,650    238,430    130,591
  Other                              1,142          -      1,142      4,622
                                 ---------  ---------  ---------  ---------
      Total revenues               253,652    142,872    646,318    411,204

Costs and expenses
  Costs of metals sold
    Mine production                 71,006     58,203    196,350    171,046
    PGM recycling                  103,336     51,686    228,042    121,937
    Other                            1,141          -      1,141      4,622
                                 ---------  ---------  ---------  ---------
      Total costs of metals sold   175,483    109,889    425,533    297,605

  Depletion, depreciation and
   amortization
    Mine production                 15,359     17,951     46,555     52,997
    PGM recycling                      269        129        796        212
                                 ---------  ---------  ---------  ---------
      Total depletion,
       depreciation and
       amortization                 15,628     18,080     47,351     53,209
                                 ---------  ---------  ---------  ---------
        Total costs of revenues    191,111    127,969    472,884    350,814

  Marketing                          4,337        404      7,990      1,679
  Exploration                          290          -        365          -
  Research and development             525          -      1,605          -
  General and administrative        13,149      8,042     29,404     21,714
  (Gain)/loss on disposal of
   property, plant and equipment        84         29       (142)      (179)
                                 ---------  ---------  ---------  ---------
        Total costs and expenses   209,496    136,444    512,106    374,028

Operating income                    44,156      6,428    134,212     37,176

Other income (expense)
  Other                                 14        (20)        26        (11)
  Interest income                    1,106        636      2,839      1,569
  Interest expense                  (1,635)    (1,633)    (4,907)    (4,902)
  Foreign currency transaction
   gain (loss)                        (142)         -         40          -
                                 ---------  ---------  ---------  ---------
Income before income tax benefit
 (provision)                        43,499      5,411    132,210     33,832

Income tax benefit (provision)      (2,758)       472    (12,579)         -
                                 ---------  ---------  ---------  ---------
Net income                       $  40,741  $   5,883  $ 119,631  $  33,832
                                 ---------  ---------  ---------  ---------
Other comprehensive loss, net of
 tax                                  (235)      (200)      (339)      (378)
                                 ---------  ---------  ---------  ---------
Comprehensive income             $  40,506  $   5,683  $ 119,292  $  33,454
                                 =========  =========  =========  =========

Weighted average common shares
 outstanding
  Basic                            103,114     97,809    102,831     97,531
  Diluted                          111,118     99,022    110,967     98,685

Basic earnings per share
                                 ---------  ---------  ---------  ---------
    Net income                   $    0.40  $    0.06  $    1.16  $    0.35
                                 =========  =========  =========  =========

Diluted earnings per share
                                 ---------  ---------  ---------  ---------
    Net income                   $    0.37  $    0.06  $    1.10  $    0.34
                                 =========  =========  =========  =========

Stillwater Mining Company
Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

                                            September 30,     December 31,
                                                 2011             2010
                                           ---------------  ---------------
ASSETS
Cash and cash equivalents                  $       172,156  $        19,363
Investments, at fair market value                   89,738          188,988
Inventories                                        178,972          101,806
Trade receivables                                    7,081            7,380
Deferred income taxes                               27,150           17,890
Other current assets                                10,509           13,940
                                           ---------------  ---------------
  Total current assets                             485,606          349,367

Property, plant and equipment, net of
 $423,399 and $378,390 of accumulated
depletion, depreciation and amortization           547,291          509,787
Restricted cash                                     35,070           38,070
Other noncurrent assets                             11,615           12,246
                                           ---------------  ---------------
  Total assets                             $     1,079,582  $       909,470
                                           ===============  ===============

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                           $        30,245  $        19,405
Accrued compensation and benefits                   28,719           24,746
Property, production and franchise taxes
 payable                                            11,073           10,999
Income taxes payable                                 2,579                -
Other current liabilities                            6,040            3,052
                                           ---------------  ---------------
  Total current liabilities                         78,656           58,202

Long-term debt                                     196,036          196,010
Deferred income taxes                               63,119           53,859
Accrued workers compensation                         6,905            7,155
Asset retirement obligation                          7,180            6,747
Other noncurrent liabilities                         8,527            4,425
                                           ---------------  ---------------

  Total liabilities                                360,423          326,398
                                           ---------------  ---------------

Stockholders' equity
Preferred stock, $0.01 par value,
 1,000,000 shares authorized; none issued                -                -
Common stock, $0.01 par value, 200,000,000
 shares authorized; 103,156,775 and
 101,881,816 shares issued and outstanding           1,032            1,019
Paid-in capital                                    778,257          761,475
Accumulated deficit                                (58,939)        (178,570)
Accumulated other comprehensive loss                (1,191)            (852)
                                           ---------------  ---------------
  Total stockholders' equity                       719,159          583,072
                                           ---------------  ---------------
  Total liabilities and stockholders'
   equity                                  $     1,079,582  $       909,470
                                           ===============  ===============

Stillwater Mining Company
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)
                                  Three Months Ended     Nine Months Ended
                                     September 30,         September 30,
                                 --------------------  --------------------
                                    2011       2010       2011       2010
                                 ---------  ---------  ---------  ---------

Cash flows from operating
 activities
Net income                       $  40,741  $   5,883  $ 119,631  $  33,832

Adjustments to reconcile net
 income to net cash provided by
 operating activities:
  Depletion, depreciation and
   amortization                     15,628     18,080     47,351     53,209
  (Gain)/loss on disposal of
   property, plant and equipment        84         29       (142)      (179)
  Accretion of asset retirement
   obligation                          147        136        433        399
  Amortization of debt issuance
   costs                               246        244        737        734
  Stock based compensation and
   other benefits                    3,284      4,083      9,073      9,571

Changes in operating assets and
 liabilities:
  Inventories                      (23,267)    13,754    (78,836)    (6,425)
  Trade receivables                    692        279        299     (3,943)
  Accrued compensation and
   benefits                           (350)      (976)     3,992     (1,432)
  Accounts payable                   3,374      1,148      8,018      6,531
  Property, production and
   franchise taxes payable           1,232        690      4,176      1,331
  Income taxes payable              (7,242)         -      2,579          -
  Workers compensation                 304        874       (250)     2,623
  Restricted cash                        -          -      3,000        (25)
  Other                                333        228      7,829       (909)
                                 ---------  ---------  ---------  ---------

Net cash provided by operating
 activities                         35,206     44,452    127,890     95,317
                                 ---------  ---------  ---------  ---------

Cash flows from investing
 activities
  Capital expenditures             (27,937)   (10,935)   (74,232)   (35,522)
  Purchase of long-term
   investment                            -     (2,941)      (616)    (2,941)
  Proceeds from disposal of
   property, plant and equipment         9        192        236        457
  Purchases of short-term
   investments                      (7,571)   (61,111)  (105,667)  (187,743)
  Proceeds from maturities of
   short-term investments           67,380      6,989    204,397     19,962
                                 ---------  ---------  ---------  ---------

Net cash provided by (used in)
 investing activities               31,881    (67,806)    24,118   (205,787)
                                 ---------  ---------  ---------  ---------

Cash flows from financing
 activities
  Issuance of common stock              60         65        785        506
                                 ---------  ---------  ---------  ---------
Net cash provided by financing
 activities                             60         65        785        506
                                 ---------  ---------  ---------  ---------

Cash and cash equivalents
  Net increase (decrease)           67,147    (23,289)   152,793   (109,964)
  Balance at beginning of period   105,009     79,981     19,363    166,656
                                 ---------  ---------  ---------  ---------

Balance at end of period         $ 172,156  $  56,692  $ 172,156  $  56,692
                                 =========  =========  =========  =========

Stillwater Mining Company
Key Factors
(Unaudited)

                                      Three Months Ended  Nine Months Ended
                                        September 30,       September 30,
                                     ------------------- -------------------
                                        2011      2010      2011      2010
                                     --------- --------- --------- ---------
OPERATING AND COST DATA FOR MINE
 PRODUCTION

Consolidated:
-----------------------------------
Ounces produced (000)
Palladium                                  100        95       311       281
Platinum                                    30        27        93        83
                                     --------- --------- --------- ---------
Total                                      130       122       404       364
                                     ========= ========= ========= =========

Tons milled (000)                          283       279       873       813
Mill head grade (ounce per ton)           0.49      0.48      0.50      0.48

Sub-grade tons milled (000) (1)             24        18        64        64
Sub-grade tons mill head grade
 (ounce per ton)                          0.19      0.17      0.18      0.17

Total tons milled (000) (1)                307       297       937       877
Combined mill head grade (ounce per
 ton)                                     0.47      0.46      0.47      0.46
Total mill recovery (%)                     92        91        92        91

Total operating costs per ounce
 (Non-GAAP) (2)                      $     340 $     344 $     324 $     321
Total cash costs per ounce (Non-
 GAAP) (2)                           $     439 $     402 $     419 $     386
Total production costs per ounce
 (Non-GAAP) (2)                      $     553 $     555 $     531 $     533

Total operating costs per ton
 milled (Non-GAAP) (2)               $     144 $     142 $     140 $     133
Total cash costs per ton milled
 (Non-GAAP) (2)                      $     186 $     166 $     181 $     160
Total production costs per ton
 milled (Non-GAAP) (2)               $     235 $     229 $     229 $     221

Stillwater Mine:
-----------------------------------
Ounces produced (000)
Palladium                                   74        69       234       204
Platinum                                    22        20        70        61
                                     --------- --------- --------- ---------
Total                                       96        89       304       265
                                     ========= ========= ========= =========

Tons milled (000)                          184       182       573       527
Mill head grade (ounce per ton)           0.55      0.53      0.56      0.54

Sub-grade tons milled (000) (1)             17        15        49        50
Sub-grade tons mill head grade
 (ounce per ton)                          0.23      0.19      0.21      0.17

Total tons milled (000) (1)                201       197       622       577
Combined mill head grade (ounce per
 ton)                                     0.53      0.50      0.53      0.50
Total mill recovery (%)                     92        92        92        92

Total operating costs per ounce
 (Non-GAAP) (2)                      $     317 $     320 $     312 $     304
Total cash costs per ounce (Non-
 GAAP) (2)                           $     411 $     374 $     401 $     365
Total production costs per ounce
 (Non-GAAP) (2)                      $     532 $     522 $     520 $     505

Total operating costs per ton
 milled (Non-GAAP) (2)               $     152 $     146 $     153 $     140
Total cash costs per ton milled
 (Non-GAAP) (2)                      $     197 $     170 $     196 $     168
Total production costs per ton
 milled (Non-GAAP) (2)               $     256 $     238 $     254 $     232

Stillwater Mining Company
Key Factors (continued)
(Unaudited)

                                      Three Months Ended  Nine Months Ended
                                        September 30,       September 30,
                                     ------------------- -------------------
                                        2011      2010      2011      2010
                                     --------- --------- --------- ---------
OPERATING AND COST DATA FOR MINE
 PRODUCTION
(Continued)

East Boulder Mine:
-----------------------------------
Ounces produced (000)
Palladium                                   26        26        77        77
Platinum                                     8         7        23        22
                                     --------- --------- --------- ---------
Total                                       34        33       100        99
                                     ========= ========= ========= =========

Tons milled (000)                           99        97       300       286
Mill head grade (ounce per ton)           0.37      0.38      0.37      0.38

Sub-grade tons milled (000) (1)              7         3        15        14
Sub-grade tons mill head grade
 (ounce per ton)                          0.09      0.10      0.10      0.16

Total tons milled (000) (1)                106       100       315       300
Combined mill head grade (ounce per
 ton)                                     0.35      0.37      0.36      0.37
Total mill recovery (%)                     90        89        89        89

Total operating costs per ounce
 (Non-GAAP) (2)                      $     407 $     412 $     362 $     368
Total cash costs per ounce (Non-
 GAAP) (2)                           $     520 $     480 $     474 $     442
Total production costs per ounce
 (Non-GAAP) (2)                      $     616 $     647 $     567 $     608

Total operating costs per ton
 milled (Non-GAAP) (2)               $     129 $     135 $     114 $     122
Total cash costs per ton milled
 (Non-GAAP) (2)                      $     165 $     157 $     150 $     146
Total production costs per ton
 milled (Non-GAAP) (2)               $     195 $     211 $     179 $     201

(1) Sub-grade tons milled includes reef waste material only. Total tons milled includes ore tons and sub-grade tons only. See "Proven and
    Probable Ore Reserves – Discussion" in the Company's 2010 Annual Report
    on Form 10-K for further information.
(2) Total operating costs include costs of mining, processing and administrative expenses at the mine site (including mine site overhead and credits for metals produced other than palladium and platinum from mine production). Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes. Total production costs include total cash costs plus asset retirement costs and depreciation and amortization. Income taxes, corporate general and administrative expenses, asset impairment write-downs, gain or loss on disposal of property, plant and equipment, restructuring costs and interest income and expense are not included in total operating costs, total cash costs or total production costs. Operating costs per ton, operating costs per ounce, cash costs per ton, cash costs per ounce, production costs per ton and production costs per ounce are non-GAAP measurements that management uses to monitor and evaluate the efficiency of its mining operations. These measures of cost are not defined under
    U.S. Generally Accepted Accounting Principles (GAAP). Please see
    "Reconciliation of Non-GAAP Measures to Costs of Revenues" and the
    accompanying discussion for additional detail.

Stillwater Mining Company
Key Factors (continued)
(Unaudited)
                                      Three Months Ended  Nine Months Ended
(in thousands, where noted)             September 30,       September 30,
                                     ------------------- -------------------
                                        2011      2010      2011      2010
                                     --------- --------- --------- ---------
SALES AND PRICE DATA

Ounces sold (000)
Mine production:
  Palladium (oz.)                          109        94       308       288
  Platinum (oz.)                            29        26        82        84
                                     --------- --------- --------- ---------
    Total                                  138       120       390       372
                                     --------- --------- --------- ---------

PGM recycling: (1)
  Palladium (oz.)                           49        25       106        62
  Platinum (oz.)                            31        20        71        49
  Rhodium (oz.)                              6         3        13        10
                                     --------- --------- --------- ---------
    Total                                   86        48       190       121
                                     --------- --------- --------- ---------

Other: (5)
  Palladium (oz.)                            -         -         -        10
  Platinum (oz.)                             1         -         1         -

By-products from mining: (2)
  Rhodium (oz.)                              2         -         2         2
  Gold (oz.)                                 2         3         6         7
  Silver (oz.)                               1         1         4         4
  Copper (lb.)                             218       132       612       610
  Nickel (lb.)                             301       239       972       894

Average realized price per ounce
 (3)
Mine production:
  Palladium ($/oz.)                  $     772 $     471 $     769 $     456
  Platinum ($/oz.)                   $   1,784 $   1,448 $   1,778 $   1,465
    Combined ($/oz)(4)               $     988 $     687 $     981 $     683

PGM recycling: (1)
  Palladium ($/oz.)                  $     767 $     490 $     744 $     439
  Platinum ($/oz.)                   $   1,788 $   1,622 $   1,770 $   1,534
  Rhodium ($/oz)                     $   2,192 $   2,690 $   2,272 $   2,382
    Combined ($/oz)                  $   1,230 $   1,099 $   1,232 $   1,042

Other: (5)
  Palladium ($/oz.)                  $       - $       - $       - $     462
  Platinum ($/oz.)                   $   1,774 $       - $   1,774 $       -

By-products from mining: (2)
  Rhodium ($/oz.)                    $   1,832 $   2,150 $   1,857 $   2,503
  Gold ($/oz.)                       $   1,703 $   1,239 $   1,519 $   1,177
  Silver ($/oz.)                     $      41 $      19 $      37 $      18
  Copper ($/lb.)                     $    3.87 $    3.10 $    3.99 $    3.06
  Nickel ($/lb.)                     $    8.39 $    8.32 $    9.70 $    8.64

Average market price per ounce (3)
  Palladium ($/oz.)                  $     753 $     495 $     768 $     477
  Platinum ($/oz.)                   $   1,771 $   1,553 $   1,782 $   1,580
    Combined ($/oz)(4)               $     970 $     728 $     981 $     725

(1) Ounces sold and average realized price per ounce from PGM recycling relate to ounces produced from processing of catalyst materials.
(2) By-product metals sold reflect contained metal. Realized prices reflect net values (discounted due to product form and transportation and marketing charges) per unit received.
(3) The Company's average realized price represents revenues, which include the effect of any applicable agreement floor and ceiling prices, hedging gains and losses realized on commodity instruments and agreement discounts, divided by ounces sold. The average market price represents the average London Bullion Market Association afternoon postings for the actual months of the period.
(4) The Company reports a combined average realized and a combined average market price of palladium and platinum at the same ratio as ounces that are produced from the base metal refinery.
(5) Ounces sold and average realized price per ounce from other relate to ounces purchased in the open market for resale.

Reconciliation of Non-GAAP measures to costs of revenues

The Company utilizes certain non-GAAP measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags of one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while costs of revenues (a GAAP measure included in the Company's Consolidated Statement of Operations and Comprehensive Income) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

While the Company believes that these non-GAAP measures may also be of value to outside readers, both as general indicators of the Company's mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies. These non-GAAP measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of revenues, they cannot meaningfully be used to develop measures of earnings or profitability. A reconciliation of these measures to costs of revenues for each period shown is provided as part of the following tables, and a description of each non-GAAP measure is provided below.

Total Costs of Revenues: For the Company as a whole, this measure is equal to total costs of revenues, as reported in the Consolidated Statement of Operations and Comprehensive Income. For the Stillwater Mine, the East Boulder Mine, and other PGM activities, the Company segregates the expenses within total costs of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in total cost of revenues in proportion to the monthly volumes from each activity. The resulting total costs of revenues measures for Stillwater Mine, East Boulder Mine and other PGM activities are equal in total to total costs of revenues as reported in the Company's Consolidated Statement of Operations and Comprehensive Income.

Total Production Costs (Non-GAAP): Calculated as total costs of revenues (for each mine or combined) adjusted to exclude gains or losses on asset dispositions, costs and profit from recycling activities, revenues from the sale of mined by-products and timing differences resulting from changes in product inventories. This non-GAAP measure provides a comparative measure of the total costs incurred in association with production and processing activities in a period, and may be compared to prior periods or between the Company's mines.

When divided by the total tons milled in the respective period, Total Production Cost per Ton Milled (Non-GAAP) -- measured for each mine or combined -- provides an indication of the cost per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Production Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Production Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Production Cost per Ounce (Non-GAAP) -- measured for each mine or combined -- provides an indication of the cost per ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because extracting PGM material is ultimately the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Production Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Production Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Cash Costs (Non-GAAP): This non-GAAP measure is calculated by excluding the depreciation and amortization and asset retirement costs from Total Production Costs (Non-GAAP) for each mine or combined. The Company uses this measure as a comparative indication of the cash costs related to production and processing in any period.

When divided by the total tons milled in the respective period, Total Cash Cost per Ton Milled (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Cash Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Cost per Ounce (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cash cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Cash Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Operating Costs (Non-GAAP): This non-GAAP measure is derived from Total Cash Costs (Non-GAAP) for each mine or combined by excluding royalty, tax and insurance expenses from Total Cash Costs (Non-GAAP). Royalties, taxes and insurance costs are contractual or governmental obligations outside of the control of the Company's mining operations, and in the case of royalties and most taxes, are driven more by the level of sales realizations rather than by operating efficiency. Consequently, Total Operating Costs (Non-GAAP) is a useful indicator of the level of production and processing costs incurred in a period that are under the control of mining operations.

When divided by the total tons milled in the respective period, Total Operating Cost per Ton Milled (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of controllable cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Operating Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Operating Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Operating Cost per Ounce (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of controllable cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Operating Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Operating Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Reconciliation of Non-GAAP Measures to
 Costs of Revenues
                                  Three Months Ended     Nine Months Ended
                                     September 30,         September 30,
(in thousands)                      2011       2010       2011       2010
                                 ---------  ---------  ---------  ---------

Consolidated:
--------------------------------
Reconciliation to consolidated costs of revenues:
Total operating costs (Non-GAAP) $  44,212  $  42,174  $ 130,966  $ 117,008
  Royalties, taxes and other        12,823      7,065     38,251     23,481
                                 ---------  ---------  ---------  ---------
Total cash costs (Non-GAAP)      $  57,035  $  49,239  $ 169,217  $ 140,489
  Asset retirement costs               147        136        432        399
  Depletion, depreciation and
   amortization                     15,359     17,951     46,555     52,997
  Depletion, depreciation and
   amortization (in inventory)        (580)       642     (1,670)        64
                                 ---------  ---------  ---------  ---------
Total production costs (Non-
 GAAP)                           $  71,961  $  67,968  $ 214,534  $ 193,949
  Change in product inventories      2,068       (427)    (6,143)     3,611
  Cost of PGM recycling            103,336     51,686    228,042    121,937
  PGM recycling - depreciation         269        129        796        212
  Add: Profit from By-products       8,969      5,466     24,508     21,691
  Add: Profit from PGM recycling     4,508      3,147     11,147      9,414
                                 ---------  ---------  ---------  ---------
Total consolidated costs of
 revenues                        $ 191,111  $ 127,969  $ 472,884  $ 350,814
                                 =========  =========  =========  =========

Stillwater Mine:
--------------------------------
Reconciliation to costs of
 revenues:
Total operating costs (Non-GAAP) $  30,686  $  28,648  $  94,963  $  80,570
  Royalties, taxes and other         9,056      4,843     27,091     16,243
                                 ---------  ---------  ---------  ---------
Total cash costs (Non-GAAP)      $  39,742  $  33,491  $ 122,054  $  96,813
  Asset retirement costs               137        126        401        370
  Depletion, depreciation and
   amortization                     12,126     12,532     36,282     36,535
  Depletion, depreciation and
   amortization (in inventory)        (513)       588       (637)        67
                                 ---------  ---------  ---------  ---------
Total production costs (Non-
 GAAP)                           $  51,492  $  46,737  $ 158,100  $ 133,785
  Change in product inventories      1,666       (178)    (5,544)      (127)
  Add: Profit from By-products       5,950      3,555     15,834     14,621
  Add: Profit from PGM recycling     3,353      2,304      8,373      6,839
                                 ---------  ---------  ---------  ---------
Total costs of revenues          $  62,461  $  52,418  $ 176,763  $ 155,118
                                 =========  =========  =========  =========

East Boulder Mine:
--------------------------------
Reconciliation to costs of
 revenues:
Total operating costs (Non-GAAP) $  13,525  $  13,526  $  36,002  $  36,438
  Royalties, taxes and other         3,767      2,222     11,160      7,238
                                 ---------  ---------  ---------  ---------
Total cash costs (Non-GAAP)      $  17,292  $  15,748  $  47,162  $  43,676
  Asset retirement costs                11         10         32         29
  Depletion, depreciation and
   amortization                      3,233      5,419     10,273     16,462
  Depletion, depreciation and
   amortization (in inventory)         (66)        54     (1,032)        (3)
                                 ---------  ---------  ---------  ---------
Total production costs (Non-
 GAAP)                           $  20,470  $  21,231  $  56,435  $  60,164
  Change in product inventories       (740)      (249)    (1,741)      (884)
  Add: Profit from By-products       3,019      1,911      8,674      7,070
  Add: Profit from PGM recycling     1,155        843      2,774      2,575
                                 ---------  ---------  ---------  ---------
Total costs of revenues          $  23,904  $  23,736  $  66,142  $  68,925
                                 =========  =========  =========  =========

PGM recycling and Other(1)
--------------------------------
Reconciliation to costs of
 revenues:
  Cost of open market purchases  $   1,141  $       -  $   1,141  $   4,622
  PGM recycling - depreciation         269        129        796        212
  Cost of PGM recycling            103,336     51,686    228,042    121,937
                                 ---------  ---------  ---------  ---------
Total costs of revenues          $ 104,746  $  51,815  $ 229,979  $ 126,771
                                 =========  =========  =========  =========

(1) PGM recycling and Other include PGM recycling and metal purchased on the open market for resale.

CONTACT:
Mike Beckstead
(406) 373-8971